Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-240157

April 20, 2021

FedEx Corporation

Final Term Sheet

$1,000,000,000 2.400% Notes due 2031

$750,000,000 3.250% Notes due 2041

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated April 20, 2021 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 29, 2020 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-240157.

2.400% Notes due 2031

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$1,000,000,000 2.400% Notes due 2031

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 20, 2021

Settlement Date (T+7):	April 29, 2021

Stated Maturity Date:	May 15, 2031

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing November 15, 2021

Optional Redemption Provisions:

Make-whole Call:	Prior to February 15, 2031, make-whole call at T+15 basis points

Par Call:	On or after February 15, 2031

Benchmark Treasury:	UST 1.125% due February 15, 2031

Benchmark Treasury Price / Yield:	96-01 / 1.562%

Spread to Benchmark Treasury:	+87.5 basis points

Reoffer Yield:	2.437%

Coupon:	2.400% per annum

Price to Public:	99.671% of Principal Amount

CUSIP / ISIN:	31428X CD6 / US31428XCD66

Joint Book-Running Managers:	Truist Securities, Inc.
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC
ING Financial Markets LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
Drexel Hamilton, LLC
Penserra Securities LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

Other Offering:

We are also offering, by means of a separate prospectus supplement, €600,000,000 aggregate principal amount of 0.450% Notes due 2029 and €650,000,000 aggregate principal amount of 0.950% Notes due 2033. Neither offering will be subject to completion of the other.

3.250% Notes due 2041

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A., LLC
Federal Express International, Inc.

Title of Securities:	$750,000,000 3.250% Notes due 2041

Principal Amount:	$750,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	April 20, 2021

Settlement Date (T+7):	April 29, 2021

Stated Maturity Date:	May 15, 2041

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing November 15, 2021

Optional Redemption Provisions:

Make-whole Call:	Prior to November 15, 2040, make-whole call at T+20 basis points

Par Call:	On or after November 15, 2040

Benchmark Treasury:	UST 1.875% due February 15, 2041

Benchmark Treasury Price / Yield:	95-17+ / 2.152%

Spread to Benchmark Treasury:	+112.5 basis points

Reoffer Yield:	3.277%

Coupon:	3.250% per annum

Price to Public:	99.604% of Principal Amount

CUSIP / ISIN:	31428X CE4 / US31428XCE40

Joint Book-Running Managers:	Truist Securities, Inc.
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC
ING Financial Markets LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
Regions Securities LLC
Scotia Capital (USA) Inc.
Drexel Hamilton, LLC
Penserra Securities LLC
SMBC Nikko Securities Americas, Inc.
U.S. Bancorp Investments, Inc.

Other Offering:

We are also offering, by means of a separate prospectus supplement, €600,000,000 aggregate principal amount of 0.450% Notes due 2029 and €650,000,000 aggregate principal amount of 0.950% Notes due 2033. Neither offering will be subject to completion of the other.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs KID:  No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated April 20, 2021 and the accompanying Base Prospectus dated July 29, 2020 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) Truist Securities, Inc. toll-free at 1-800-685-4786 or (ii) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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